Exhibit 99.5

CONSENT OF JASON ZHANG

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Longevity Acquisition Corporation (the “Company”), originally filed on August 8, 2018, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: August 15, 2018

/s/ Jason Zhang
Jason Zhang